EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-61158 and 333-108112 of VaxGen, Inc. on Form S-8 of our report dated June 25, 2008 appearing in the Annual Report on Form 11-K of the VaxGen, Inc. 401(k) Retirement Plan for the year ended December 31, 2007.
/s/ Mah & Associates, LLP
San Francisco, California
June 27, 2008